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                                                                    EXHIBIT 23.1

The Board of Directors
Packeteer, Inc.:

We consent to incorporation by reference in the registration statements on Forms S-8 (File numbers 333-86717 and 333-47638) of Packeteer, Inc. of our report dated January 19, 2001, relating to the consolidated balance sheets of Packeteer, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2000, which report appears in the December 31, 2000, annual report on Form 10-K of Packeteer, Inc.

                                       /s/ KPMG LLP

Mountain View, California
March 28, 2001